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Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investor Relations 1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

  •
  Company Completes Initial Public Offering

  •
  Balance Sheet Strengthened

  •
  Company Closes $600 Million in Acquisitions in 2004

        SCOTTSDALE, Ariz., March 3, 2005—Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced its results for the fourth quarter and full year ended December 31, 2004.

        On December 21, 2004, Spirit Finance completed its initial public offering (IPO) of 26,086,957 shares of common stock at an offering price of $11.00 per share. Together with the underwriters' exercise of their over-allotment option to purchase 3,913,043 additional shares in early January 2005, the Company raised aggregate proceeds of approximately $307 million, after underwriters' discount and before offering expenses. Shares outstanding after the IPO totaled 67,419,862. The Company used proceeds from the offering primarily to repay amounts outstanding on its secured credit facility.

        Christopher Volk, Co-Founder, President and Chief Operating Officer, stated, "We are pleased with the response to our IPO, which enabled us to significantly strengthen our balance sheet and provides us with the leveraging capacity to fuel our growth in 2005. We were especially gratified by the continued support of our private shareholders in this offering and welcome our new investors. Our success is based on our ability to improve our customers' capital efficiency while making real estate investments that will generate solid and stable returns for our shareholders."

Fourth Quarter 2004 Results

        Net income for the fourth quarter of 2004 was $3.7 million, or $0.09 per diluted share (based on 40.6 million weighted average common shares outstanding) on total revenues of $12.2 million. Fourth quarter 2004 funds from operations (FFO) totaled $6.2 million, or $0.15 per diluted share. Adjusted funds from operations (AFFO) for the fourth quarter totaled $6.0 million, or $0.15 per diluted share.

        Morton Fleischer, Co-Founder, Chairman and Chief Executive Officer, stated, "We are encouraged by our current pipeline of targeted investment opportunities. Spirit will benefit from our ability to lower our customers' cost of capital, which is timely in an era of increased competition and globalization. We believe that Spirit can be a leader in efficient real estate capitalization strategies, which represents a significant frontier for unleashing shareholder value in corporate America."

Fiscal Year 2004 Results

        Spirit Finance was organized on August 14, 2003, therefore 2004 represents the Company's first full year of operations. Net income for the year ended December 31, 2004 was $9.0 million, or $0.24 per diluted share (based on 37.7 million weighted average shares outstanding) on total revenues of $26.2 million. FFO for 2004 was $13.6 million, or $0.36 per diluted share. AFFO for 2004 was $13.3 million, or $0.35 per diluted share.

        During 2004, Spirit Finance invested nearly $600 million in single tenant operationally essential real estate, including over $200 million of real estate acquired in the fourth quarter. As of December 31, 2004, the Company's real estate and mortgage loan portfolio totaled $668 million of gross investments in 374 real estate locations geographically diversified across 38 states. The Company's total investment portfolio as of December 31, 2004 included $627 million of owned real estate and $41 million of mortgage loans secured by real estate. The properties are generally leased under long-term triple-net leases, with a weighted average maturity of approximately 15 years at December 31, 2004.

        The Company's real estate portfolio is leased or financed to 49 companies, with no single tenant representing greater than 6.5% of the Company's total investment portfolio. At December 31, 2004, the Company's real estate investments were dispersed among restaurant properties (41%), movie theaters (17%), specialty and electronics retailer properties (13%), distribution facilities (7%), educational facilities (7%), drugstores (6%), interstate travel plazas (6%) and automotive parts and service facilities (3%).

        "Our Company's current real estate investments and financing capacity provide a solid foundation for our growth," Catherine Long, the Company's Chief Financial Officer, stated. "Our portfolio provides stable cash flows from tenants in a broad range of industries and locations. As we acquire additional properties, our portfolio will continue to diversify."

Guidance

        While the timing of closing on real estate transactions is likely to vary significantly from quarter to quarter, the Company expects to close at least $800 million of acquisitions by the end of 2005. Based upon these acquisition projections, the expected ramp up throughout the year and the Company's current outlook, management expects FFO per diluted share for 2005 to range from $0.70 to $0.75. At the end of 2005, taking into account our expected investment activity for the year, the FFO quarterly run rate should more accurately reflect the stabilized earnings and leverage of the Company in a range of $0.23 to $0.26 per diluted share.

About Spirit Finance Corporation

        Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies. The Company's core markets include free-standing automotive, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses. Additional information about Spirit Finance Corporation is available on the Company's website at www.spiritfinance.com.

Conference Call

        Spirit Finance will hold a conference call and webcast to discuss the Company's fourth quarter and 2004 year end results after the market close today at 5:00 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing (800) 289-0572 or (913) 981-5543. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.spiritfinance.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.

        A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 8192472. The replay will be available from March 3, 2005, through March 10, 2005.

Forward-Looking and Cautionary Statements

        Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "projects," "intends," "believes," "guidance," and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in documents filed by Spirit Finance Corporation with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation
Consolidated Statements of Operations
Unaudited

	Quarter ended December 31,			Date of Inception (August 14, 2003) to December 31, 2003 (a)
			Year ended December 31, 2004
	2004	2003(a)
Revenues:
Rentals	$10,914,045	$95,576	$20,510,787	$95,576
Interest income on mortgage loans	953,104	89,187	3,775,507	89,187
Other interest income	296,591	101,713	1,941,993	101,713

Total revenues	12,163,740	286,476	26,228,287	286,476

Expenses:
General and administrative	2,268,160	565,318	7,145,317	1,404,940
Depreciation and amortization	2,550,592	3,982	4,652,584	3,982
Interest	3,687,410	18,637	5,458,387	35,711

Total expenses	8,506,162	587,937	17,256,288	1,444,633

Net income (loss)	$3,657,578	$(301,461)	$8,971,999	$(1,158,157)

Net income (loss) per common share:
Basic	$0.09	$(0.05)	$0.24	$(0.22)
Diluted	$0.09	$(0.05)	$0.24	$(0.22)
Weighted average outstanding common shares:
Basic	40,371,705	6,099,882	37,522,747	5,160,524
Diluted	40,592,138	6,099,882	37,688,074	5,160,524
Dividends declared per common share (b)	$0.38	$—	$0.44	$—

(a)
Prior to the closing of the Company's private offering in December 2003, the Company's operations related primarily to organization and start-up activities incurred before incorporation.

(b)
No dividends were declared in 2003. All record dates for 2004 were before the initial public offering; accordingly, dividends were paid on private offering shares only. Dividends declared in 2004 are summarized as follows:

Declaration Date	Record Date	Payment Date	Dividends Declared Per Common Share
7/30/2004	8/10/2004	8/20/2004	$0.06
10/29/2004	11/10/2004	11/22/2004	$0.19
12/1/2004	12/10/2004	1/31/2005	$0.19

Spirit Finance Corporation
Consolidated Balance Sheets
Unaudited

	December 31, 2004	December 31, 2003
ASSETS
Investments:
Real estate investments, net	$611,741,211	$37,531,405
Mortgage loans receivable	40,854,680	40,765,840

Total portfolio investments	652,595,891	78,297,245
Cash and cash equivalents	113,224,972	199,088,674
Intangible assets, net (a)	10,742,090	—
Other assets	5,664,271	489,116

Total assets	$782,227,224	$277,875,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt obligations:
Secured variable-rate notes payable	$140,135,181	$—
Secured fixed-rate notes payable	36,388,956	—
Unsecured note payable	2,329,990	—

Total debt obligations	178,854,127	—
Dividends payable	7,109,774	—
Other liabilities	8,559,851	972,660

Total liabilities	194,523,752	972,660
Stockholders' equity	587,703,472	276,902,375

Total liabilities and stockholders' equity	$782,227,224	$277,875,035

(a)
Intangible assets primarily represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited

	Quarter ended December 31, 2004	Year ended December 31, 2004
Net income	$3,657,578	$8,971,999
Portfolio depreciation and amortization expense	2,522,858	4,589,683
Loss on sales of properties	5,874	11,965

Funds from operations (FFO)	6,186,310	13,573,647
Straight-line rental revenue, net of allowance	(146,584)	(294,785)

Adjusted funds from operations (AFFO)	$6,039,726	$13,278,862

Net income per diluted share	$0.09	$0.24
FFO per diluted share	$0.15	$0.36
AFFO per diluted share	$0.15	$0.35
Weighted average outstanding common shares (diluted)	40,592,138	37,688,074

Non-GAAP Financial Measures

        Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

        Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

        Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue. The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company's ability to pay dividends. Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be directly comparable to those measures reported by other REITs.

        Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

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SPIRIT FINANCE CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS